Exhibit 99.1

                     NEWS STORY FOR COMMONWEALTH BANKSHARES

                                October 19, 2005

  COMMONWEALTH BANKSHARES, INC., NORFOLK, VA, ANNOUNCES RECORD EARNINGS FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2005 AND DECLARES A 20% INCREASE IN
                        THE FOURTH QUARTER CASH DIVIDEND

Norfolk, VA, October 19, 2005 / PRNewswire-FirstCall / (NASDAQ: CWBS) Commonwealth Bankshares, Inc. today reported record earnings of $4.7 million for the first nine months of 2005, an increase of $2.5 million or 112.5% over the comparable period in 2004. For the quarter ended September 30, 2005, the Company earned a record $2.0 million, an increase of 117.6% over the $905.3 thousand reported in the third quarter of 2004. On a per share basis, diluted earnings increased 34.8% to $1.20 for the nine months ended September 30, 2005 compared to $0.89 for the same period in 2004. For the quarter ended September 30, 2005, diluted earnings per share was $0.43, up from $0.36 for the third quarter in 2004.

In consideration of the Company's strong financial performance and proven track record, the Directors of Commonwealth Bankshares, Inc. declared a quarterly cash dividend in the amount of $0.06 per share on its common stock, payable November 30, 2005, to shareholders of record as of November 21, 2005. The dividend represents an increase of 20% over the $0.05 dividend paid in the third quarter of 2005. This is the fourth quarterly dividend declared in 2005, for a total year to date dividend of $0.21.

Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "Throughout my 44 year banking career, I have never been more proud and excited to be part of such a dynamic and growing company as Bank of the Commonwealth. The third quarter of 2005 was another record quarter for us, both in earnings and asset growth. Our third quarter earnings surpassed any previously reported quarterly earnings over our thirty-four year history. We continue to seek opportunities to grow and expand our franchise. During 2005 there have been several exciting events which have transformed our Bank. In February, we added four of the area's leading veteran commercial lending officers, with over sixty-eight years of combined experience, to our professional team at Bank of the Commonwealth. With the addition of these professionals, we are poised to grow our commercial lending operations significantly. We opened a new branch in the Ocean View section of Norfolk on August 15, a new branch in the Western Branch section of the Tri-Cities area of Portsmouth - Chesapeake - Northern Suffolk on September 6, and are scheduled to open a new branch in the Little Neck - Birchwood corridor on Virginia Beach Boulevard in Virginia Beach in November 2005. As a result of this growth, a number of seasoned community banking professionals have joined Bank of the Commonwealth's staff over the past nine months, adding to the experience and community related involvements the Bank has enjoyed for some thirty-four years as the oldest community bank headquartered in and serving Southside Hampton Roads. As we continue to grow, we are looking to diversify and search for new avenues of revenue. Bank of the Commonwealth expanded its title insurance services with the formation of Executive Title Center, a wholly owned subsidiary, which commenced operations July 1st. In addition to providing a considerably diverse and expanded source of fee income, Executive Title Center will provide a high level of responsive and personalized service to our customers, making their real estate endeavors a smooth transaction. Commencing November 1, 2005, the Bank will offer brokerage and investment advisory services, as well as offering a wide range of insurance products to our customers, through its creation of Commonwealth Financial Advisors, LLC, a wholly owned subsidiary of Bank of the Commonwealth. Heading the Company is a group of seasoned professionals with over sixty years of combined experience. We take pride in knowing our customers and working side-by-side with them to develop the best strategy to meet their long-term financial goals. By offering investment services conveniently located where they bank, we are continuing our tradition of personalized service, tailored to meet each of our customer's needs. I am also proud to report that on June 27, 2005, the Company successfully added $19.34 million in additional capital through a private placement of 967,009 shares of newly issued Company common stock. The loyalty and continued support of our shareholders and customers has provided the foundation for our growth and success. We look forward to continuing to execute on a strategy we believe will enhance the long-term growth of the company and value for our shareholders."

The Company's record earnings resulted in favorable profitability ratios. Profitability as measured by the Company's return on average assets (ROA) was 1.45% for the nine months ended September 30, 2005 up 52 basis points from 0.93% for the first nine months of 2004. Return on average equity (ROE) decreased 81 basis points to 13.63% for the nine months ended September 30, 2005 as compared to 14.44% for the nine months ended September 30, 2004, as a result of the additional capital added through a $15.0 million private placement of its common stock in the fourth quarter of 2004 and a $19.34 million private placement of its common stock in the second quarter of 2005. For the quarter ended September 30, 2005, ROA was 1.58% and ROE was 13.14%.

The record earnings were driven by the $186.2 million or 64.3% increase in the Bank's loan portfolio from September 30, 2004 to September 30, 2005. Total loans at September 30, 2005 reached a record $475.8 million. Our strong loan demand generated record increases in interest income. Interest income on loans increased $8.1 million or 52.4% to $23.4 million for the nine months ended September 30, 2005. For the quarter ended September 30, 2005 interest income on loans increased 65.5% to $9.3 million up from the $5.6 million reported in the third quarter in 2004.

Interest expense of $8.6 million for the nine months ended September 30, 2005 represented a $2.2 million increase from the comparable period in 2004. For the third quarter of 2005, interest expense was $3.4 million, an increase of $1.2 million over the third quarter of 2004. The increase was primarily attributable to the record increase in the Company's average interest bearing liabilities, which was offset by the decrease in overall rates paid on time deposits as a result of higher priced time deposits repricing at lower rates throughout 2005.

A fundamental source of the Company's earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations. As a result of the record increases in interest earning assets coupled with the increase in the rate earned on our interest earning assets, our net interest income reached an all time quarterly high of $6.0 million for the quarter ended September 30, 2005, an increase of $2.4 million or 68.9% over the comparable period in 2004. For the nine months ended September 30, 2005, net interest income reached a record $15.2 million, an increase of $5.8 million over the comparable period in 2004.

Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The Company's net interest margin (tax equivalent basis) increased 68 basis points from 4.20% during the first nine months of 2004 to 4.88% for the same period in 2005. For the quarter ended September 30, 2005 the net interest margin (tax equivalent basis) was 5.00% up from 4.37% reported in the third quarter of 2004.

Commonwealth Bankshares exceeded its goal for asset growth. Total assets at September 30, 2005 reached a new high of $507.2 million, up 48.3% or $165.1 million from $342.0 million at September 30, 2004.

Despite the rapid growth in the Company's loan portfolio, our asset quality remains exceptional. Net charge-offs for the nine months ended September 30, 2005 were $31.1 thousand, or 0.008% of year to date average loans. Non-performing assets were $458.5 thousand or 0.09% of total assets at September 30, 2005 compared to $1.9 million or 0.56% of total assets at September 30, 2004.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has ten bank branches strategically located throughout the Hampton Roads region with one new office scheduled to open by November 2005 and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Community Home Mortgage of Virginia, Inc., and investment related services through its new subsidiary, Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

Contact: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone: (757) 446-6904 or ewoodard@bocmail.net Web Site: http://bankofthecommonwealth.com


*Securities and Insurance Products are: *not insured by FDIC or any Federal Government Agency * May Lose Value * Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Securities and insurance offered through BI Investments, LLC. member NASD and SIPC. BI Investments is associated with Bank of the Commonwealth. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

                 COMMONWEALTH BANKSHARES, INC. AND SUBSIDIARIES
                   SELECTED FINANCIAL INFORMATION (Unaudited)

                                                            Three Months Ended              Nine Months Ended
                                                      -----------------------------   -----------------------------
                                                      September 30,   September 30,   September 30,   September 30,
(in thousands, except per share data)                      2005            2004            2005            2004
--------------------------------------------------    -------------   -------------   -------------   -------------
Operating Results:
------------------
    Interest income                                   $       9,427   $       5,764   $      23,808   $      15,810
    Interest expense                                          3,403           2,198           8,613           6,368
                                                      -------------   -------------   -------------   -------------
    Net interest income                                       6,024           3,566          15,195           9,442
    Provision for loan losses                                   825             270           1,840           1,105
    Non-interest income                                       1,108             772           2,795           2,071
    Non-interest expense                                      3,323           2,704           9,085           7,121
                                                      -------------   -------------   -------------   -------------
    Income before provision for income taxes                  2,984           1,364           7,065           3,287
    Provision for income taxes                                1,014             459           2,401           1,092
                                                      -------------   -------------   -------------   -------------
    Net income                                        $       1,970   $         905   $       4,664   $       2,195
                                                      =============   =============   =============   =============

Per Share Data:
---------------
    Basic earnings                                    $        0.49   $        0.45   $        1.37   $        1.12
    Diluted earnings                                  $        0.43   $        0.36   $        1.20   $        0.89
    Book value                                        $       14.98   $       10.86   $       14.98   $       10.86
    Dividends per share                               $        0.05   $        0.05   $        0.15   $        0.15
    Basic weighted average shares outstanding             4,047,973       2,001,219       3,394,282       1,962,374
    Diluted weighted average shares outstanding           4,693,983       2,729,342       4,037,682       2,722,635
    Shares outstanding at period-end                      4,056,415       2,017,351       4,056,415       2,017,351

Period End Balances:
--------------------
    Assets                                            $     507,191   $     342,045   $     507,191   $     342,045
    Loans*                                                  475,848         289,645         475,848         289,645
    Loans held for sale                                       3,715          28,798           3,715          28,798
    Investment securities                                     5,059           8,112           5,059           8,112
    Deposits                                                356,983         254,538         356,983         254,538
    Shareholders' equity                                     60,747          21,914          60,747          21,914

Average Balances:
-----------------
    Assets                                            $     494,106   $     338,117   $     431,519   $     315,978
    Loans*                                                  441,613         289,942         389,858         267,133
    Loans held for sale                                      24,773          23,359          15,565          19,082
    Investment securities                                     5,340           9,345           6,311           9,389
    Deposits                                                354,580         260,630         317,476         260,542
    Shareholders' equity                                     59,455          21,043          45,752          20,305

Financial Ratios:
-----------------
    Return on average assets                                   1.58%           1.07%           1.45%           0.93%
    Return on average shareholders' equity                    13.14%          17.12%          13.63%          14.44%
    Shareholders' equity to total assets                      11.98%           6.41%          11.98%           6.41%
    Loan loss allowance to loans*                              0.98%           1.21%           0.98%           1.21%
    Loan loss allowance to non-performing assets            1013.81%         180.94%        1013.81%         180.94%
    Non-performing assets to total assets                      0.09%           0.56%           0.09%           0.56%
    Net interest margin (tax equivalent basis)                 5.00%           4.37%           4.88%           4.20%
    Bank's Tier 1 capital to average assets                   12.91%           7.56%          12.91%           7.56%
    Bank's Tier 1 capital to risk weighted assets             13.75%           8.92%          13.75%           8.92%
    Bank's Total capital to risk weighted assets              14.76%          10.14%          14.76%          10.14%

 * Net of unearned income and loans held for sale